EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
January 27, 2014	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO) (252) 940-4936
Scott McLean (CFO) (252) 940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Reports Announces Stock Purchase Plan

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), announced today that it has adopted a plan to repurchase up to 2.5% of its outstanding shares of common stock, or approximately 239,950 shares, effective as of February 1, 2015.

Scott McLean, Chief Financial Officer of the Company, stated, “The Board of Directors has authorized this stock repurchase plan based on the continued strength of the Company’s balance sheet and capital position. We believe that a share repurchase plan is an important tool we can utilize to unlock additional value to our shareholders.”

Stock repurchases will be made periodically as permitted by securities laws and other legal requirements and will be subject to market conditions as well as other factors. Repurchases may be made in the open market, through block trades or otherwise, and in privately negotiated transactions. These purchases may be commenced or suspended at any time or periodically without prior notice.

First South Bank has been serving the citizens of eastern and central North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and currently has 35 full service branch offices.

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

(NASDAQ: FSBK)